As filed with the Securities and Exchange Commission on October 24, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CarGurus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3843478
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2 Canal Park 4th Floor
Cambridge, Massachusetts 02141
(Address of Principal Executive Offices) (Zip Code)

Omnibus Incentive Compensation Plan

Amended and Restated 2015 Equity Incentive Plan

(Full titles of the plans)

Langley Steinert

Chief Executive Officer, President, and Chairman

2 Canal Park

4th Floor

Cambridge, Massachusetts 02141

(617) 354-0068

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Michael A. Conza, Esq. Gitte J. Blanchet, Esq. Morgan, Lewis & Bockius LLP One Federal Street Boston, Massachusetts 02110 (617) 341-7700	Jason Trevisan Chief Financial Officer and Treasurer Kathleen Patton SVP, General Counsel and Secretary 2 Canal Park, 4th Floor Cambridge, Massachusetts 02141 (617) 354-0068

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a
		smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act☐

CALCULATION OF REGISTRATION FEE

					Proposed
			Proposed		Maximum
	Amount		Maximum Offering		Aggregate Offering	Amount of
Title of Securities to be Registered	to be Registered (1)		Price Per Share		Price	Registration Fee
Class A Common Stock, $0.001 par value per share:
— Omnibus Incentive Compensation Plan	8,563,770	(2)	$28.03	(9)	$240,042,474	$29,886
— 2015 Amended and Restated Equity Incentive Plan (Options)	1,691,318	(3)	$1.63	(10)	$2,756,849	$344
— 2015 Amended and Restated Equity Incentive Plan (RSUs)	773,186	(4)	$28.03	(9)	$21,672,404	$2,699
— 2015 Amended and Restated Equity Incentive Plan (issuable upon conversion of Class B Common Stock underlying Options)	3,384,992	(5)	—	(11)	—	—
— 2015 Amended and Restated Equity Incentive Plan (issuable upon conversion of Class B Common Stock underlying RSUs)	1,546,372	(6)	—	(11)	—	—
Class B Common Stock, $0.001 par value per share:
— 2015 Amended and Restated Equity Incentive Plan (Options)	3,384,992	(7)	$1.63	(10)	$5,517,537	$687
— 2015 Amended and Restated Equity Incentive Plan (RSUs)	1,546,372	(8)	$28.03	(9)	$43,344,808	$5,397
TOTAL:	20,891,002				$313,334,072	$39,013

(1)                                     Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of the registrant’s Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), and Class B common stock, par value $0.001 (per share) (“Class B Common Stock”), that may from time to time be offered or issued under the registrant’s Omnibus Incentive Compensation Plan (the “2017 Plan”) or the registrant’s Amended and Restated 2015 Equity Incentive Plan (the “2015 Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions that increases the number of outstanding shares of Class A Common Stock or Class B Common Stock.

(2)                                     Shares of Class A common stock reserved for issuance under the 2017 Plan consist of (a) 7,800,000 shares of Class A common stock reserved for issuance under the 2017 Plan and (b) (i) 763,770 shares of Class A common stock previously reserved but unissued under the 2015 Plan, that are now available for issuance under the 2017 Plan, and (ii) to the extent outstanding awards under the 2015 Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without having been exercised, vested or paid, including shares tendered or withheld to satisfy tax withholding obligations with respect to outstanding grants under the 2015 Plan, shares of Class A Common Stock or Class B Common Stock underlying such awards will become available for issuance as shares of Class A Common Stock under the 2017 Plan; provided, that the maximum number of shares that may be added to the 2017 Plan pursuant to this clause (b) shall not exceed 4,500,000 shares in the aggregate.

(3)                                     Represents shares of Class A Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2015 Plan as of the date of this Registration Statement.

(4)                                     Represents shares of Class A Common Stock reserved for issuance pursuant to unsettled RSUs outstanding under the 2015 Plan as of the date of this Registration Statement.

(5)                                     Represents shares of Class A Common Stock issuable upon conversion of Class B Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2015 Plan as of the date of this Registration Statement.

(6)                                     Represents shares of Class A Common Stock issuable upon conversion of Class B Common Stock reserved for issuance pursuant to unsettled RSUs outstanding under the 2015 Plan as of the date of this Registration Statement.

(7)                                     Represents shares of Class B Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2015 Plan as of the date of this Registration Statement.

(8)                                     Represents shares of Class B Common Stock reserved for issuance pursuant to unsettled RSUs outstanding under the 2015 Plan as of the date of this Registration Statement.

(9)                                     Estimated in accordance with Rules 457(c) and (h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on October 18, 2017.

(10)                                Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2015 Plan.

(11)                                Pursuant to Rule 457(i) promulgated under the Securities Act, there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock (a convertible security) being registered under this registration statement because no additional consideration will be received in connection with the conversion of shares of Class B Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 of Form S-8 is omitted from this registration statement and is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Form S-8 is omitted from this registration statement and is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s prospectus filed on October 12, 2017 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-220495), which contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the registrant’s Class A Common Stock which is contained in a registration statement on Form 8-A filed on October 6, 2017 (File No. 001-38233) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

See the description of the registrant’s Class B Common Stock contained under the caption “Description of Capital Stock” in the registrant’s prospectus filed on October 12, 2017 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-220495).

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The registrant’s amended and restated certificate of incorporation that became effective upon the closing of the registrant’s initial public offering contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee, or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The registrant has entered into indemnification agreements with its directors and executive officers in addition to the indemnification provided for in its amended and restated certificate of incorporation and amended and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such, subject to certain limited exceptions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Filing Date	Exhibit Number	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-38233	October 16, 2017	3.1
4.2	Amended and Restated Bylaws of the Registrant.	8-K	001-38233	October 16, 2017	3.2
4.3	Specimen Class A common stock certificate of the Registrant.	S-1/A	333-220495	September 29, 2017	4.1
4.4	Specimen Class B common stock certificate of the Registrant					X
5.1	Opinion of Morgan, Lewis & Bockius LLP					X
23.1	Consent of Ernst & Young LLP					X

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney (included on signature page)					X
99.1	Amended and Restated 2015 Equity Incentive Plan and forms of agreements thereunder.	S-1/A	333-220495	September 29, 2017	10.3
99.2	Omnibus Incentive Compensation Plan and forms of agreements thereunder.	S-1/A	333-220495	September 29, 2017	10.4

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes:

(a)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 24th day of October, 2017.

CARGURUS, INC.

By:	/s/ Langley Steinert
Langley Steinert
Chief Executive Officer, President and Chairman

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Langley Steinert and Jason Trevisan, jointly and severally, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof..

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Langley Steinert	Chief Executive Officer, President, and Chairman	October 24, 2017
Langley Steinert	(Principal Executive Officer)

/s/ Jason Trevisan	Chief Financial Officer and Treasurer	October 24, 2017
Jason Trevisan	(Principal Financial Officer and Principal Accounting Officer)

/s/ Stephen Kaufer	Director
Stephen Kaufer		October 24, 2017

/s/ Anastasios Parafestas	Director
Anastasios Parafestas		October 24, 2017

/s/ David Parker	Director
David Parker		October 24, 2017

/s/ Simon Rothman	Director
Simon Rothman		October 24, 2017

/s/ Ian Smith	Director
Ian Smith		October 24, 2017